UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a-12

PICO HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NEWS RELEASE
FOR IMMEDIATE RELEASE
PICO HOLDINGS, INC. ANNOUNCES RESULTS
FOR THE SECOND QUARTER OF 2017

(La Jolla, California) - August 8, 2017 - PICO Holdings, Inc. (GLOBE NEWSWIRE)

PICO Holdings, Inc. (NASDAQ:PICO) reported results for the second quarter ended June 30, 2017. PICO reported shareholders’ equity of $328.6 million ($14.20 per share) at June 30, 2017, compared to $328 million ($14.22 per share) at December 31, 2016.

Second Quarter Segment Results of Operations

For the second quarter of 2017, PICO reported net income of $1.6 million ($0.07 per share), compared to a net loss of $3.4 million ($0.15 per share) in the second quarter of 2016. Our second quarter segment results of operations were as follows (in thousands):

	Three Months Ended June 30,
	2017	2016
Revenue by operating segment:
Water resource and water storage operations	$227	$132
Corporate	8,407	718
Total revenue	$8,634	$850

Income (loss) before taxes by operating segment:
Water resource and water storage operations	$(884)	$(1,507)
Corporate	6,633	(3,164)
Income (loss) from continuing operations before income taxes	5,749	(4,671)
Benefit (provision) for federal and state income taxes	(2,946)	271
Loss from continuing operations	2,803	(4,400)
Income from discontinued operations, net of tax	4,434	1,688
Loss on sale or impairment loss on classification of assets as held-for-sale, net of tax	(4,257)	(10)
Net income from discontinued operations, net of tax	177	1,678
Net income (loss)	2,980	(2,722)
Net income attributable to noncontrolling interests	(1,405)	(675)
Net income (loss) attributable to PICO Holdings, Inc.	$1,575	$(3,397)

First Six Month Segment Results of Operations

For the first six months of 2017, we reported net income of $6.2 million ($0.27 per share), compared to a net loss of $10.2 million ($0.44 per share) in the first six months of 2016. Our six months segment results of operations were as follows (in thousands):

	Six Months Ended June 30,
	2017	2016
Revenue by operating segment:
Water resource and water storage operations	$25,419	$313
Corporate	9,408	1,321
Total revenue	$34,827	$1,634

Income (loss) before taxes by operating segment:
Water resource and water storage operations	$9,630	$(3,180)
Corporate	5,592	(6,194)
Income (loss) from continuing operations before income taxes	15,222	(9,374)
Benefit (provision) for federal and state income taxes	(3,126)	182
Loss from continuing operations	12,096	(9,192)
Income from discontinued operations, net of tax	8,322	1,484
Loss on sale or impairment loss on classification of assets as held-for-sale, net of tax	(11,403)	(1,859)
Net loss from discontinued operations, net of tax	(3,081)	(375)
Net income (loss)	9,015	(9,567)
Net income attributable to noncontrolling interests	(2,796)	(634)
Net income (loss) attributable to PICO Holdings, Inc.	$6,219	$(10,201)

PICO’s Chief Executive Officer, Max Webb, commented:

“The previously announced merger of our 57% owned subsidiary, UCP, Inc. with Century Communities, Inc. (NYSE.CCS) closed on August 4th. As a result of the transaction we received cash of $55.3 million and 2.4 million shares of newly issued Century common stock. Our stake represents approximately 9% of Century’s outstanding common stock. Based on Century’s stock price at the market close yesterday, our stake has a current market value of approximately $57.9 million.

“As a result of the simplification in our operations as a result of the UCP merger and the monetization of other assets in the past year or so, we are implementing further reductions in headcount and reducing certain other costs. As part of our ongoing commitment to reduce overhead both John Perri, PICO’s Chief Financial Officer and myself have elected to reduce our annual base salaries by 15%. We expect that, once all these measures are fully implemented over the remainder of 2017, we will be able to reduce our normalized net cash run - rate, which include ongoing project costs for the various water assets we own at Vidler Water Company, to approximately $6.1 million per annum from 2018 onward.

“At our Annual Meeting of Shareholders this past May, we received shareholder approval to reincorporate the Company to Delaware. We completed the reincorporation later that month and, as a result, the Board adopted a Tax Benefits Preservation Plan in July 2017, which became effective on August 4, 2017. The Plan is designed to preserve our significant net operating losses which we estimate to be approximately $162.3 million at June 30, 2017. We will be seeking shareholder ratification for the Tax Benefits Preservation Plan at our Annual Meeting of Stockholders in 2018.

“The Board is deeply committed to returning capital to shareholders. After providing for adequate working capital required for our remaining operations, our capital allocation policy is to return capital to shareholders. The Board is in the process of determining the optimal time and methodology of returning capital to shareholders but we want to be clear that the Company’s business plan does not contemplate redeploying capital into our operations. Our focus continues to be on the monetization of our assets.”

Net Operating Loss Carryforwards

At June 30, 2017, PICO had approximately $162.3 million of (pre-tax) federal net operating loss carryforwards, or NOLs, that could be utilized in certain circumstances to offset PICO’s taxable income and reduce its federal income tax liability. Additional information with respect to these NOLs is contained in PICO’s Annual Report on Form 10-K for the year ended December 31, 2016 that PICO has filed with the Securities and Exchange Commission.

Net Book Value

The following table is provided as a supplement to the condensed consolidated financial statements contained in our Quarterly Report on Form 10-Q, to illustrate the relative size of our assets and activities (in millions):

Segment	Net Book Value
June 30, 2017
Water resource and water storage operations	$172.8
Corporate	36.2
Discontinued operations	119.6
Shareholders’ equity	$328.6

About PICO Holdings, Inc.

PICO Holdings is a diversified holding company. Currently, we believe the highest potential return to shareholders is from a return of capital to shareholders. As we monetize assets, rather than reinvest the proceeds, we intend to return the capital derived therefrom, less any working capital requirements, back to shareholders through a stock repurchase program or by other means such as special dividends taking into effect liquidity requirements, debt covenants and any other contractual and legal restrictions that may exist at the time.

As of June 30, 2017, our two major investments were:

•	Vidler Water Company, Inc., a water resource development business; and

•	a 56.6% interest in UCP, Inc. (NYSE: UCP), a publicly-traded homebuilder and land developer in markets located in California, Washington State, North Carolina, South Carolina and Tennessee.

OTHER INFORMATION

At June 30, 2017, PICO Holdings, Inc. had a market capitalization of $404.9 million, and 23,137,670 shares outstanding.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this press release that are not historical, including statements regarding our business objectives, the value of our investment in Century Communities, Inc., our ability to reduce operating costs and our cash run-rate, our ability to preserve and utilize NOLs to offset taxable income and reduce our federal income liability, and our ability to monetize assets and return capital to shareholders through stock repurchases or through other means, are forward-looking statements based on current expectations and assumptions that are subject to risks and uncertainties.

In addition, a number of other factors may cause results to differ materially from our expectations, such as: any slow down or downturn in the housing recovery or in the real estate markets in which Vidler operates; fluctuations in the prices of water and water rights; physical, governmental and legal restrictions on water and water rights; a downturn in some sectors of the stock market; general economic conditions; prolonged weakness in the overall U.S. and global economies; the performance of the businesses; the continued service and availability of key management personnel; and potential capital requirements and financing alternatives.

For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (858) 456-6022 or at http://investors.picoholdings.com.

We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance which may arise after the date of this press release, except as may otherwise be required by law. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

Important Additional Information and Where to Find it

PICO, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from stockholders in connection with its 2018 Annual Meeting of Stockholders.  PICO plans to file a proxy statement with the SEC in connection with the solicitation of proxies for the 2018 Annual Meeting of Stockholders (the “2018 Proxy Statement”). STOCKHOLDERS ARE URGED TO READ THE 2018 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2018 Proxy Statement and other materials to be filed with the SEC in connection with the 2018 Annual Meeting of Stockholders.  Information relating to the foregoing can also be found in PICO’s definitive proxy statement for its 2017 Annual Meeting of Stockholders (the “2017 Proxy Statement”), filed with the SEC on March 21, 2017.  To the extent holdings of the Company’s securities by such potential participants have changed since the amounts printed in the 2017 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Forms 3 and 4 filed with the SEC.

Stockholders will be able to obtain the 2018 Proxy Statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of the Company’s website (http://investors.picoholdings.com).

This news release was distributed by GlobeNewswire, www.globenewswire.com.

CONTACT:    Max Webb
Chief Executive Officer
(858) 652-4114

# # # # #